HomeTrust Bancshares, Inc. Reports First Quarter Fiscal Year 2014 Financial Results

ASHEVILLE, N.C., October 29, 2013 - HomeTrust Bancshares, Inc. (NASDAQ: HTBI) (Company), the holding company of HomeTrust Bank, today announced preliminary net income of $3.3 million for the first quarter of fiscal year 2014, compared to $1.2 million for the same period a year ago. The increase in net income for the first quarter of fiscal 2014 was primarily a result of a $2.3 million recovery from the allowance for loan losses and a $1.5 million decline in non-interest expense, including a $906,000 decrease in real estate owned (“REO”)-related expenses. The increase in net income was partially offset by a $2.8 million increase in income tax expense, which includes a nonrecurring $962,000 charge related to the decline in value of our deferred tax assets based on recent decreases in North Carolina’s state corporate tax rates. On a basic and diluted per share basis, the Company earned $0.17 per share in the first quarter of fiscal 2014, compared to $0.06 per share in the first quarter of fiscal 2013.

“First quarter earnings performance was primarily a result of a $3.8 million improvement in our loan loss provision reflecting ongoing stabilization in the economy and increased real estate values in our market areas,” remarked President and Co-CEO, Dana Stonestreet. “We continue to experience a downward trend in net loan chargeoffs. Additionally, we realized a $271,000 gain on the sale of real estate owned during the quarter. We were also pleased to welcome the customers of BankGreenville to HomeTrust Bank during the recent quarter as we entered the Greenville, SC market in July. We intend to continue to prudently manage our capital to seek growth opportunities while providing liquidity to our stockholders through our second stock repurchase program, which commenced in August 2013.”

Income Statement Review

Net interest income was $13.3 million for the three months ended September 30, 2013 compared to $13.5 million for the three months ended September 30, 2012. The $222,000, or 1.6%, decrease was primarily due to declines in interest income of $885,000 outpacing a decrease in interest expense of $663,000. The net interest margin (on a fully taxable-equivalent basis) for the three months ended September 30, 2013 decreased five basis points over the same period last year to 3.74%, primarily due to a 23 basis point decline in the yield on interest-earning assets (on a fully taxable-equivalent basis) to 4.15%, partially offset by a 21 basis point decline in the rate paid on interest-bearing liabilities to 0.54% for the three months ended September 30, 2013.

Noninterest income remained unchanged at $2.3 million for the first quarters of each of fiscal 2014 and 2013. Noninterest expense for the quarter ended September 30, 2013 decreased $1.5 million, or 11.3%, to $11.9 million compared to $13.4 million for the quarter ended September 30, 2012. This decrease was primarily related to a $1.6 million decrease in Federal Home Loan Bank (“FHLB”) advance prepayment penalties, and a $906,000, or 83%, decrease in REO-related expenses, including a $598,000 decrease in the loss on sale and impairment of REO partially offset by an $848,000, or 13.4%, increase in salaries and employee benefits, as compared to the same period in the prior fiscal year.

The Company’s income tax expense was $2.7 million for the three months ended September 30, 2013, an increase of $2.8 million compared to the $183,000 income tax benefit for the three months ended September 30, 2012.  This increase was due to higher income before income taxes as well as a nonrecurring $962,000 charge to tax expense for the decrease in the value of our deferred tax assets based on recently enacted decreases in North Carolina’s state corporate tax rates over the next two years. Beginning January 1, 2014, North Carolina’s corporate tax rate will be reduced from 6.9% to 6.0% in 2014 and to 5.0% in 2015 with further reductions to 3.0% in 2017 possible in the event certain state revenue triggers are achieved. The Company’s effective income tax rate for the quarter ended September 30, 2013 was 44.5%.

Balance Sheet Review

Total assets increased $90.2 million, or 5.7%, to $1.67 billion at September 30, 2013 from $1.58 billion at June 30, 2013. This increase was largely due to the July 31, 2013 acquisition of BankGreenville Financial Corporation (“BankGreenville”), which increased total assets by $101.1 million. Securities available for sale increased $73.1 million, or 295.4%, to $97.9 million at September 30, 2013 from $24.8 million at June 30, 2013 as a result of the purchase of $41.8 million in investment securities coupled with the acquisition of $34.3 million in investment securities from BankGreenville. In addition, net loans receivable increased $35.4 million, or 3.1%, to $1.17 billion at September

30, 2013 from $1.13 billion at June 30, 2013, as the BankGreenville acquisition added $47.8 million in loans, which were partially offset during the period by normal loan repayments, charge-offs and transfers to REO. We also recorded $2.8 million of goodwill and $530,000 of core deposit intangibles in connection with the BankGreenville acquisition.

Total deposits increased $88.7 million, or 7.7%, from $1.15 billion at June 30, 2013 to $1.24 billion at September 30, 2013. This increase was primarily due to the acquisition of BankGreenville, which increased total deposits by $89.1 million. Other borrowings increased from $0 at June 30, 2013 to $2.2 million at September 30, 2013 as a direct result of obligations assumed in the BankGreenville acquisition.

Stockholders’ equity at September 30, 2013 increased to $368.1 million from $367.5 million at June 30, 2013. The increase in stockholders’ equity primarily reflected a $3.3 million increase in retained earnings as a result of the net income from the first quarter of 2014. The Company repurchased 234,356 shares of its common stock during the quarter ended September 30, 2013 at an average cost of $16.51 per share. As of September 30, 2013, a total of 234,356 shares, or 22.5%, of the shares authorized in the August 2013 stock repurchase plan had been purchased, leaving 806,889 shares available for future purchases. As of September 30, 2013, HomeTrust Bank was considered “well capitalized” in accordance with its regulatory capital guidelines and exceeded all regulatory capital requirements with Tier 1 Leverage, Tier 1 Risk-Based, and Total Risk-Based capital ratios of 15.19%, 22.01%, and 23.28%, respectively. As of September 30, 2012, these ratios were 14.39%, 20.56%, and 21.83%, respectively.

Asset Quality

The allowance for loan losses was $29.2 million, or 2.43% of total loans, at September 30, 2013 compared to $32.1 million, or 2.75% of total loans, at June 30, 2013.

The recovery for loan losses was $(2.3) million for the quarter ended September 30, 2013 compared to a $1.5 million provision for loan losses for the quarter ended September 30, 2012. The decrease in the provision was due to the combination of a continuing trend of fewer loan charge-offs and lower average loan balances compared to the same period during the prior fiscal year, as well as, a reduction in higher risk commercial construction and development loans. Net loan charge-offs decreased from $713,000 for the three months ended September 30, 2012 to $573,000 for the same period during the current fiscal year. Net charge-offs as a percentage of average loans decreased to 0.19% for the quarter ended September 30, 2013 from 0.23% for the same period last fiscal year. Average loans receivable decreased $39.4 million, or 3.2%, to $1.20 billion in the first quarter of fiscal 2014 from $1.24 billion in the same quarter of fiscal 2013. Commercial construction and development loans totaled $33.4 million at September 30, 2013, a decrease of $5.3 million or 13.7% compared to $38.7 million at September 30, 2012. This decrease reflects continuing improvement in the credit risk of the Company’s loan portfolio, as these loans now total only 2.8% of total loans compared to 15.0% at June 30, 2008.

Nonperforming assets totaled $82.9 million, or 4.95% of total assets, at September 30, 2013, compared to $80.3 million, or 5.07% of total assets, at June 30, 2013 and $83.7 million, or 5.22% at September 30, 2012. The increase during the first quarter of fiscal 2014 was due to the addition of $3.3 million of nonperforming assets acquired from BankGreenville. Nonperforming assets included $68.4 million in nonaccruing loans and $14.5 million in REO at September 30, 2013, compared to $68.6 million and $11.7 million, in loans and REO respectively, at June 30, 2013. At September 30, 2013, $37.1 million, or 54.3%, of nonaccruing loans were current on their loan payments.

The ratio of classified assets to total assets decreased to 7.33% at September 30, 2013 from 7.43% at June 30, 2013 in large part due to the increase in our asset size. Classified assets increased 4.3% to $122.6 million at September 30, 2013 compared to $117.6 million at June 30, 2013, due primarily to the BankGreenville acquisition.

About HomeTrust Bancshares, Inc.

HomeTrust Bancshares, Inc. is the holding company for HomeTrust Bank (the "Bank"), including its banking divisions – HomeTrust Bank, Tryon Federal Bank, Shelby Savings Bank, Home Savings Bank, Industrial Federal Bank, Cherryville Federal Bank and Rutherford County Bank. With $1.67 billion in assets as of September 30, 2013, the community-oriented financial institution offers traditional financial services within its local communities through its 21 full service offices in Western North Carolina, including the Asheville metropolitan area, the "Piedmont" region of North Carolina, and Greenville, South Carolina. The Bank is the 14th largest bank headquartered in North Carolina.

Forward-Looking Statements

This press release may contain certain forward-looking statements. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results for the businesses of HomeTrust Bancshares, Inc. and HomeTrust Bank include: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; decreases in the secondary market for the sale of loans that we originate; results of examinations of us by the Board of Governors of the Federal Reserve System and our bank subsidiary by the Office of the Comptroller of the Currency or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including the effect of Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and Basel III, changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules; our ability to attract and retain deposits; increases in premiums for deposit insurance; management’s assumptions in determining the adequacy of the allowance for loan losses; our ability to control operating costs and expenses, especially new costs associated with our operation as a public company; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risks associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; statements with respect to our intentions regarding disclosure and other changes resulting from the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”); changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies, the Public Company Accounting Oversight Board or the Financial Accounting Standards Board; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services; and the other risks described in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended June 30, 2013.

Any of the forward-looking statements that we make in this release are based upon management’s beliefs and assumptions at the time they are made and may turn out to be wrong because of inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2014 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect our operating and stock price performance.

WEBSITE: WWW.HOMETRUSTBANCSHARES.COM

Contact:
Dana L. Stonestreet - President and Co-Chief Executive Officer
Tony J. VunCannon - Senior Vice President, Chief Financial Officer, and Treasurer
828-259-3939

Selected Financial Data
	At September 30, 2013	At June 30, 2013(1)
	(In thousands)
Selected Financial Condition Data:
Total assets	$1,673,526	$1,583,323
Loans receivable, net(2)	1,167,504	1,132,110
Allowance for loan losses	29,200	32,073
Certificates of deposit in other banks	145,606	136,617
Securities available for sale, at fair value	97,860	24,750
Goodwill	2,802	-
Deposits	1,243,488	1,154,750
Other borrowings	2,227	-
Stockholders’ equity	368,066	367,515

	At or For the Three Months Ended
	September 30, 2013	June 30, 2013	September 30, 2012
	(In thousands)
Asset quality ratios:
Non-performing assets to total assets(3)	4.95%	5.07%	5.22%
Non-performing loans to total loans(3)	5.68	5.88	5.78
Total classified assets to total assets	7.33	7.43	8.40
Allowance for loan losses to non- performing loans(3)	42.69	46.78	51.47
Allowance for loan losses to total loans	2.43	2.75	2.98
Net charge-offs to average loans (annualized)	0.19	-0.10	0.23

Capital ratios:
Equity to total assets at end of period	21.99%	23.21%	23.18%
Average equity to average assets	22.42	23.09	21.30

	Three Months Ended
	September 30,
	2013	2012
	(In thousands)
Selected Operations Data:
Total interest income	$14,843	$15,728
Total interest expense	1,546	2,209
Net interest income	13,297	13,519
Provision (recovery) for loan losses	(2,300)	1,500
Net interest income after provision for loan losses	15,597	12,019
Fees and service charges	679	653
Mortgage banking income and fees	998	1,176
Other non-interest income	594	514
Total non-interest income	2,271	2,343
Salaries and employee benefits	7,177	6,329
Net occupancy expense	1,150	1,126
FHLB advance prepayment penalty	-	1,561
REO-related expenses(4)	183	1,089
Other	3,365	3,288
Total non-interest expense	11,875	13,393
Income before income taxes	5,993	969
Income tax expense (benefit)	2,666	(183)
Net income	$3,327	$1,152

	Three Months Ended
	September 30,(5)
	2013	2012
Selected Financial Ratios:
Return on assets (ratio of net income to
average total assets)	0.81%	0.28%
Return on equity (ratio of net income
to average equity)	3.61	1.32
Tax equivalent yield on earning assets(6)	4.15	4.38
Rate paid on interest-bearing liabilities	0.54	0.75
Tax equivalent average interest rate spread (6)	3.61	3.63
Tax equivalent net interest margin(6) (7)	3.74	3.79
Average interest-earning assets to average
interest-bearing liabilities	131.07	129.24
Operating expense to average total assets	2.89	3.27
Efficiency ratio(8)	71.48	64.34

	Three Months Ended
	September 30,
	2013	2012
Per Share Data:
Net income per common share:
Basic	$0.17	$0.06
Diluted	$0.17	$0.06

Average shares outstanding:
Basic	19,288,154	20,108,612
Diluted	19,377,896	20,108,612

Book value per share at end of period	$17.88	$17.56

Average Balance Sheet Data:	For the Three Months Ended September 30,
	2013		2012
	(Dollars in thousands)
	Average	Yield/	Average	Yield/
	Balance	Cost	Balance	Cost
Loans receivable(6)	$1,197,993	4.96%	$1,237,419	5.19%
Interest-earning deposits with banks	233,279	0.76	229,419	0.66
Securities available for sale	52,244	1.62	31,237	1.23
Other interest-earning assets	22,441	1.93	15,646	0.92
Total interest-earning assets	1,505,957	4.15	1,513,721	4.38

Interest-bearing deposits	1,146,572	0.54	1,149,583	0.70
Other borrowings	2,367	0.51	21,682	3.46
Total interest-bearing liabilities	1,148,939	0.54	1,171,265	0.75

Tax equivalent interest rate spread(6)		3.61%		3.63%
Tax equivalent net interest margin(6) (7)		3.74%		3.79%
_______________________
(1)	Derived from audited financial statements.
(2)	Net of allowances for loan losses, loans in process and deferred loan fees.
(3)
Non-performing assets include nonaccruing loans, consisting of certain restructured loans, and real estate owned. There were no accruing loans more than 90 days past due at the dates indicated.  At September 30, 2013, there were $26.2 million of restructured loans included in nonaccruing loans and $37.1 million, or 54.3%, of nonaccruing loans were current on their loan payments.

(4)	REO-related expenses include loss on sale and impairment of REO and all other REO-related expenses.
(5)	Ratios are annualized where appropriate.
(6)	The weighted average rate for municipal leases is adjusted for a 34% federal tax rate since the interest from these leases is tax exempt.
(7)	Net interest income divided by average interest earning assets.
(8)
As presented, this is a non-GAAP (Generally Accepted Accounting Principles) measure calculated by dividing total non-interest expense, net of FHLB advance prepayment penalties and REO-related expenses, by the sum of net interest income, total non-interest income and the tax equivalent adjustment, net of realized gain/loss on securities. Management has presented this non-GAAP financial measure in this earnings release because it believes that it provides useful and comparative information to assess trends in core operations reflected in the current quarter’s results and facilitates the comparison of the Company’s performance with others in the banking industry. This non-GAAP financial measure should not be considered as a substitute for operating results determined in accordance with GAAP and may not be comparable to other similarly titled financial measures used by other companies.  Set forth below is a reconciliation to GAAP of the non-GAAP efficiency ratio shown in the table above:

	Three Months Ended
	September 30,
	2013	2012

Non-interest expense	$11,875	$13,393
Adjustment for FHLB advance prepayment expense	-	1,561
REO-related expenses	183	1,089
Non-interest expense – as adjusted	$11,692	$10,743

Net interest income	$13,297	$13,519
Plus non-interest income	2,271	2,343
Plus tax equivalent adjustment	789	836
Less realized gain/loss on securities	-	-
Net interest income plus non-interest income – as adjusted	$16,357	$16,698

Efficiency ratio	71.48%	64.34%
Efficiency ratio (without adjustments)	76.28%	84.43%